EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports, dated February 26, 2013, relating to the consolidated financial statements and financial statement schedule of Sempra Energy and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of Sempra Energy for the year ended December 31, 2012.

/S/ DELOITTE & TOUCHE LLP

San Diego, California

May 10, 2013